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Exhibit 99.1

                              PMR CORPORATION LOGO

                        501 Washington Street, 5th Floor
                               San Diego, CA 92103


For Immediate Release                                         June 9, 1998


              PMR ANOUNCES PRELIMINARY RESOLUTION OF PROVIDER BASED
                                    CHALLENGE



SAN DIEGO, CA -- PMR CORPORATION (NASDAQ NMS - "PMRP"), a leading provider of disease management services for the Seriously Mentally Ill (SMI), today announced that its largest customer, Scripps Health, has received notification from Region IX of the Health Care Financing Administration ("HCFA") that it has restored provider based status to Scripps Health's programs through July 15, 1998 in order for Scripps and PMR to implement certain agreed upon changes. PMR expects to complete the implementation within this time frame and thus does not anticipate an interim service period which is non-reimbursable.


PMR and Scripps plan to amend their contract to meet HCFA's provider based criteria such that PMR will manage programs in affiliation with three Scripps hospitals. The Company anticipates that with the exception of a rural program east of San Diego County, the combination of the Scripps programs and anticipated new programs will allow PMR to continue to serve its present patient base in San Diego County.

"We are extremely pleased to have received clarification on an issue which has created significant uncertainty for PMR and many other health care service organizations around the country," said Allen Tepper, CEO. "We look forward to a speedy implementation of the amended contract and a return to focusing exclusively on services for patients with a serious mental illness."

PMR is a leader in the development and management of programs and services for individuals with a serious mental illness. PMR currently manages 48 programs in 13 states in both fee-for-service and managed care environments, principally focused on the public sector market. To add names to our investor fax service, or for further information, contact Tiffany Andersen at 1-800-886-PMRP.



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This press release contains forward looking statements that involve risks and uncertainties, including the risk that the Company's amended contract will not be satisfactory to HCFA, Scripps Health or PMR; the risk that the Company will not be able to implement the agreed upon changes by the July 15 extension date; the risk that HCFA's requirements for meeting "provider-based" designation will change such that the Company is unable to comply; the risk that PMR will not be able to continue serving its existing patient base with current and anticipated programs; and the risks and uncertainties set forth in the Company's periodic reports and other filings with the Securities and Exchange Commission. Forward looking statements reflect the Company's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated.





CONTACT:
PMR Corporation: 619-610-4001
Mark Clein, Executive V.P./CFO
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